Exhibit 99.1

News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Media Contact:	Investor Contact:
Jay Worley (610) 902-6206	Barry Strzelec (610) 902-6256
jay.worley@airgas.com	barry.strzelec@airgas.com

For release:	Immediately
Airgas Lowers Fourth Quarter Earnings Guidance
RADNOR, PA – March 23, 2009 – Airgas, Inc. (NYSE: ARG) today lowered earnings guidance for its fourth quarter ending March 31, 2009. The Company now expects fully diluted earnings per share to be in the range of $0.64 to $0.67 for the fourth quarter and $3.07 to $3.10 for the full year, and reiterates that prevailing economic conditions offer limited visibility into future sales and earnings, which should be taken into consideration when evaluating the Company’s guidance. The previously announced guidance was $0.73 to $0.76 per share for the fourth quarter and $3.16 to $3.19 for the full year.
The original guidance had assumed a modest decline from third quarter sales levels, yielding a low to mid single-digit percentage decline in total same-store sales. Assuming current sales trends persist, the Company now expects a fourth quarter total same-store sales decline in the low teens, with hardgoods declining more significantly than gas and rent. Volumes remain low in most customer segments with manufacturing suffering the sharpest declines and medical showing the most resilience.
The broad-based pressure on sales volumes in the fourth quarter has prompted the Company to implement additional cost control measures. In addition to previously announced actions expected to generate $35 million in annual expense savings and $10 million in annual operating efficiency savings, the Company has instituted a salary and wage freeze to mitigate future cost pressures. It has also taken steps to realize another $10 million in annual expense savings.
“Our outstanding team of Airgas associates has responded quickly to the economic crisis, and our guidance shows we will deliver yet another record year of earnings to our shareholders,” said Airgas Chairman and CEO Peter McCausland. “During this economic slowdown, we have taken appropriate steps to protect our profitability, while remaining focused on the creation of long-term shareholder value. Our cash flow remains strong despite the challenging sales environment, and we are well-positioned to pursue our business strategy.”

A full review of the Company’s fourth quarter results will be provided during its fourth quarter earnings teleconference on May 6. Details regarding the fourth quarter earnings release and teleconference will be provided later this week.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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Forward-Looking Statements

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to: expectations for fourth quarter fully diluted earnings per share to be in the range of $0.64 to $0.67 and full year earnings per share to be in the range of $3.07 to $3.10; our assumption that current sales levels will persist; expectations regarding the decline of fourth quarter same-store sales; steps taken to realize another $10 million in annual expense savings; a salary and wage freeze designed to mitigate future cost pressures; previously announced actions to generate $35 million in annual expense savings and $10 million in annual operating efficiency savings; our guidance showing that we will deliver yet another record year of earnings to our shareholders; steps taken to protect profitability; our being well-positioned to pursue our business strategy; and our focus on creation of long-term shareholder value. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns including further deterioration in current economic conditions; customer acceptance of price increases; supply cost pressures; increased industry competition; our ability to successfully identify, consummate and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding the planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt the Company’s business and negatively impact customer relationships; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the extent and duration of current recessionary trends in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including its March 31, 2008 Form 10-K, subsequent Forms 10-Q and other forms filed by the Company with the Securities and Exchange Commission.